Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS

HILLIARD, Ohio – (February 4, 2021) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the third quarter ended December 31, 2020.

Third Quarter Fiscal 2021 Results

•	Net sales increased 23.6% to $486.1 million
•	Net income increased 128.4% to $54.0 million
•	Adjusted EBITDA (Non-GAAP) increased 52.1% to $138.9 million

Year-to-Date Fiscal 2021 Results

•	Net sales increased 18.1% to $1.5 billion
•	Net income increased to $205.3 million, compared to a net loss of $195.3 million in the prior year
•	Adjusted EBITDA (Non-GAAP) increased 63.0% to $472.4 million
•	Cash provided by operating activities increased 51.5% to $448.8 million
•	Free cash flow (Non-GAAP) increased 56.4% to $391.1 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We delivered a record third quarter in fiscal 2021. Sales grew 24% year-over-year, driven by 17% non-residential sales growth and 36% residential sales growth as we continued to execute on our material conversion strategy in the favorable demand environment. We experienced strong demand in key growth states in the South and Southeast regions of the United States, as well as the return of demand in the Western and Northeast regions of the United States. In addition, sales in the agriculture market increased 33%, driven by the programs we put in place around organizational changes, new product introductions and improving execution in the strong fall selling season. Overall, we executed well this quarter to meet the growing demand for our products and solutions and continue to benefit from our national presence as well as our favorable geographic and end market exposure.”

Barbour continued, “We also achieved record profitability in the third quarter. Our Adjusted EBITDA margin expanded 540-basis points this quarter, our first full quarter of comparable results from the Infiltrator business. In addition to capturing the benefits of leverage from our strong sales growth, both companies successfully offset inflationary costs through favorable pricing, operational productivity initiatives and our synergy programs.”

Barbour concluded, “As we move toward the end of our fiscal year, we are optimistic about our business outlook as our order book, project tracking, book-to-bill ratio and backlog continue to be favorable on a year-over-year basis. We are well positioned to capitalize on growing residential development and horizontal construction, while continuing to generate above-market growth through the execution of our material conversion and water management solutions strategies. We remain focused on disciplined execution as we build on our strong year-to-date results.”

Third Quarter Fiscal 2021 Results

Net sales increased $92.7 million, or 23.6%, to $486.1 million, as compared to $393.4 million in the prior year. Domestic pipe sales increased $46.3 million, or 22.3%, to $254.2 million. Domestic allied products & other sales increased $20.7 million, or 23.3%, to $109.6 million. Infiltrator sales increased $26.3 million, or 36.5%, to $98.4 million. These increases were driven by double-digit sales growth in both the U.S. construction and agriculture end markets.

Gross profit increased $45.1 million, or 36.6%, to $168.5 million as compared to $123.4 million in the prior year. The increase is primarily due an increase in sales volume of pipe, on-site septic and allied products; favorable pricing and material cost; and operational improvements offsetting inflationary costs.

Adjusted EBITDA (Non-GAAP) increased $47.5 million, or 52.1%, to $138.9 million, as compared to $91.3 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 28.6% as compared to 23.2% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Year-to-Date Fiscal 2021 Results

Net sales increased $235.9 million, or 18.1%, to $1.539 billion, as compared to $1.303 billion in the prior year. Domestic pipe sales increased $68.5 million, or 9.1%, to $820.0 million. Domestic allied products & other sales increased $29.1 million, or 9.2%, to $344.5 million. These increases were driven by growth in both the U.S. construction and agriculture end markets. Infiltrator sales increased $169.6 million, or 123.8%, to $306.5 million, as compared to $137.0 million in the prior year.

Gross profit increased $355.1 million to $562.9 million as compared to $207.7 million in the prior year. The prior year gross profit includes $168.6 million of ESOP special dividend compensation expense. In addition, the year-to-date gross profit includes an incremental benefit from a full year of results from the Infiltrator Water Technologies business, as compared to five months of results in the prior year due to the timing of the acquisition. The remaining increase in gross profit was due to favorable material cost, increases in both pipe and allied product sales and an increase in operational efficiency.

Adjusted EBITDA (Non-GAAP) increased $182.6 million, or 63.0%, to $472.4 million, as compared to $289.8 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 30.7% as compared to 22.2% in the prior year.

Balance Sheet and Liquidity

Net cash provided by operating activities increased $152.5 million, or 51.5%, to $448.8 million, as compared to $296.3 million in the prior year. Free cash flow (Non-GAAP) increased $141.1 million, or 56.4%, to $391.1 million, as compared to $250.0 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $619.8 million as of December 31, 2020, a decrease of $368.1 million from March 31, 2020.

ADS had total liquidity of $563 million, comprised of cash of $224 million as of December 31, 2020 and $339 million of availability under committed credit facilities. As of December 31, 2020, the Company’s leverage ratio was 1.1 times.

Fiscal 2021 Outlook

ADS continues to carefully monitor the pandemic and the impact on its business. Based on current visibility, backlog of existing orders and business trends, the Company increased its net sales and Adjusted EBITDA targets for fiscal 2021. Net sales are expected to be in the range of $1.915 billion to $1.950 billion and Adjusted EBITDA is expected to be in the range of $550 to $565 million. Capital expenditures are expected to be in the range of $80 million to $90 million.

Webcast Information

Participants may Register Here for this conference call or copy and paste the following text into your browser: http://www.directeventreg.com/registration/event/3686447. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available following the call.

About the Company

Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; uncertainties surrounding the integration of acquisitions and similar transactions, including the acquisition of Infiltrator Water Technologies and the integration of Infiltrator Water Technologies; our ability to realize the anticipated benefits from the acquisition of Infiltrator Water Technologies; risks that the acquisition of Infiltrator Water Technologies and related transactions may involve unexpected costs, liabilities or delays; our ability to continue to convert current demand for concrete, steel and polyvinyl chloride (“PVC”) pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; our ability to remediate the material weakness in our internal control over financial reporting, including remediation of the control environment for our joint venture affiliate ADS Mexicana, S.A. de C.V.; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods; any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected; additional uncertainties related to accounting issues generally; and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

VP, Corporate Strategy & Investor Relations

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands, except per share data)	2020	2019	2020	2019
Net sales	$486,145	$393,424	$1,538,971	$1,303,037
Cost of goods sold	317,640	270,066	976,106	926,703
Cost of goods sold - ESOP special dividend compensation	-	-	-	168,610
Gross profit	168,505	123,358	562,865	207,724
Operating expenses:
Selling	30,537	29,967	89,283	86,303
General and administrative	36,069	37,023	104,800	116,486
Selling, general and administrative - ESOP special dividend compensation	-	-	-	78,142
Loss on disposal of assets and costs from exit and disposal activities	980	1,755	3,254	4,466
Intangible amortization	17,956	13,593	53,893	24,435
Income (loss) from operations	82,963	41,020	311,635	(102,108)
Other expense:
Interest expense	8,433	13,191	27,763	70,787
Derivative (gains) loss and other (income) expense, net	(165)	39	(883)	118
Income (loss) before income taxes	74,695	27,790	284,755	(173,013)
Income tax expense	20,264	4,032	79,291	22,855
Equity in net loss (income) of unconsolidated affiliates	390	99	150	(538)
Net income (loss)	54,041	23,659	205,314	(195,330)
Less: net income attributable to noncontrolling interest	267	371	838	149
Net income (loss) attributable to ADS	53,774	23,288	204,476	(195,479)
Dividends to redeemable convertible preferred stockholders	(1,288)	(1,334)	(3,983)	(9,530)
Dividends paid to unvested restricted stockholders	-	(3)	(2)	(335)
Net income (loss) available to common stockholders and participating securities	52,486	21,951	200,491	(205,344)
Undistributed income allocated to participating securities	(7,798)	(2,822)	(31,699)	-
Net income (loss) available to common stockholders	$44,688	$19,129	$168,792	$(205,344)

Weighted average common shares outstanding:
Basic	70,450	68,508	69,893	62,119
Diluted	71,586	69,298	70,853	62,119
Net income per share:
Basic	$0.63	$0.28	$2.42	$(3.31)
Diluted	$0.62	$0.28	$2.38	$(3.31)
Cash dividends declared per share	$0.09	$0.09	$0.27	$1.27

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	December 31, 2020	March 31, 2020
ASSETS
Current assets:
Cash	$223,996	$174,233
Receivables, net	188,744	200,028
Inventories	238,860	282,398
Other current assets	11,934	9,552
Total current assets	663,534	666,211
Property, plant and equipment, net	496,052	481,380
Other assets:
Goodwill	598,957	597,819
Intangible assets, net	501,812	555,338
Other assets	82,081	69,140
Total assets	$2,342,436	$2,369,888
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$7,000	$7,955
Current maturities of finance lease obligations	18,957	20,382
Accounts payable	108,368	106,710
Other accrued liabilities	119,956	101,116
Accrued income taxes	23,278	2,050
Total current liabilities	277,559	238,213
Long-term debt obligations, net	783,874	1,089,368
Long-term finance lease obligations	34,007	44,501
Deferred tax liabilities	167,645	175,616
Other liabilities	52,453	37,608
Total liabilities	1,315,538	1,585,306
Mezzanine equity:
Redeemable convertible preferred stock	255,491	269,529
Deferred compensation — unearned ESOP shares	(13,952)	(22,432)
Total mezzanine equity	241,539	247,097
Stockholders’ equity:
Common stock	11,567	11,555
Paid-in capital	882,843	827,573
Common stock in treasury, at cost	(10,949)	(10,461)
Accumulated other comprehensive loss	(24,353)	(35,325)
Retained (deficit) earnings	(86,903)	(267,619)
Total ADS stockholders’ equity	772,205	525,723
Noncontrolling interest in subsidiaries	13,154	11,762
Total stockholders’ equity	785,359	537,485
Total liabilities, mezzanine equity and stockholders’ equity	$2,342,436	$2,369,888

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2020	2019
Cash Flow from Operating Activities
Net income (loss)	$205,314	$(195,330)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,321	74,432
Deferred income taxes	(8,032)	(1,098)
Loss on disposal of assets and costs from exit and disposal activities	3,254	4,466
ESOP and stock-based compensation	45,413	27,365
ESOP special dividend compensation	-	246,752
Amortization of deferred financing charges	293	34,380
Inventory step up related to Infiltrator Water Technologies acquisition	-	7,880
Fair market value adjustments to derivatives	(2,537)	903
Equity in net loss (income) of unconsolidated affiliates	150	(538)
Other operating activities	6,162	(6,013)
Changes in working capital:
Receivables	12,502	50,865
Inventories	46,809	43,317
Prepaid expenses and other current assets	(2,288)	(1,417)
Accounts payable, accrued expenses, and other liabilities	34,415	10,354
Net cash provided by operating activities	448,776	296,318
Cash Flows from Investing Activities
Capital expenditures	(57,675)	(46,293)
Cash paid for acquisitions, net of cash acquired	-	(1,089,322)
Other investing activities	516	(247)
Net cash used in investing activities	(57,159)	(1,135,862)
Cash Flows from Financing Activities
Proceeds from Term Loan Facility	-	1,300,000
Payments on Term Loan Facility	-	(1,300,000)
Proceeds from syndication of Term Loan Facility	-	700,000
Payments on syndicated Term Loan Facility	(205,250)	(50,000)
Proceeds from Senior Notes	-	350,000
Proceeds from Revolving Credit Agreement	-	177,900
Payments on Revolving Credit Agreement	(100,000)	(177,900)
Debt issuance costs	-	(34,606)
Proceeds from PNC Credit Agreement	-	253,900
Payments on PNC Credit Agreement	-	(388,300)
Payments on Prudential Senior Notes	-	(100,000)
Payments on finance lease obligations	(15,859)	(18,424)
Proceeds from common stock offering, net of offering costs	-	293,648
Cash dividends paid	(24,507)	(83,846)
Proceeds from exercise of stock options	3,989	6,280
Other financing activities	(1,489)	(236)
Net cash used in financing activities	(343,116)	928,416
Effect of exchange rate changes on cash	1,262	549
Net change in cash	49,763	89,421
Cash at beginning of period	174,233	8,891
Cash at end of period	$223,996	$98,312

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2020			December 30, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$254,209	$(1,311)	$252,898	$207,897	$(342)	$207,555
Infiltrator Water Technologies	98,409	(17,188)	81,221	72,083	(13,549)	58,534
International
International - Pipe	33,729	(2,970)	30,759	28,340	—	28,340
International - Allied Products	11,648	—	11,648	10,114	—	10,114
Total International	45,377	(2,970)	42,407	38,454	—	38,454
Allied Products & Other	109,619	—	109,619	88,881	—	88,881
Intersegment Eliminations	(21,469)	21,469	—	(13,891)	13,891	—
Total Consolidated	$486,145	$—	$486,145	$393,424	$—	$393,424

	Nine Months Ended
	December 31, 2020			December 30, 2019
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$819,994	$(4,793)	$815,201	$751,483	$(684)	$750,799
Infiltrator Water Technologies	306,548	(53,948)	252,600	136,972	(25,738)	111,234
International
International - Pipe	96,271	(3,866)	92,405	92,242	—	92,242
International - Allied Products	34,233	—	34,233	33,330	—	33,330
Total International	130,504	(3,866)	126,638	125,572	—	125,572
Allied Products & Other	344,532	—	344,532	315,432	—	315,432
Intersegment Eliminations	(62,607)	62,607	—	(26,422)	26,422	—
Total Consolidated	$1,538,971	$—	$1,538,971	$1,303,037	$—	$1,303,037

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income (Loss)

The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss) attributable to ADS	$53,774	$23,288	$204,476	$(195,479)
ESOP deferred stock-based compensation	$13,513	$7,411	$29,506	$18,481
ESOP special dividend compensation	$-	$-	$-	$246,752

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Shares in thousands)	2020	2019	2020	2019
Weighted average common shares outstanding - Basic	70,450	68,508	69,893	62,119
Conversion of preferred shares	15,760	17,073	16,213	17,252
Unvested restricted shares	-	41	-	41

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2020	2019	2020	2019
Segment Adjusted Gross Profit
Pipe	$78,651	$61,025	$269,746	$192,764
International	12,986	9,066	38,976	29,134
Infiltrator Water Technologies	48,518	34,735	149,551	64,879
Allied Products & Other	55,158	42,818	176,006	157,626
Intersegment Elimination	(932)	(881)	(918)	(1,859)
Total Segment Adjusted Gross Profit	194,381	146,763	633,361	442,544
Depreciation and amortization	16,432	16,025	49,318	45,417
ESOP and stock-based compensation expense	9,444	5,273	20,981	12,913
ESOP special dividend compensation	-	-	-	168,610
COVID-19 related expenses	-	-	197	-
Inventory step up related to Infiltrator Water Technologies acquisition	-	2,107	-	7,880
Total Gross Profit	$168,505	$123,358	$562,865	$207,724

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2020	2019	2020	2019
Net income (loss)	$54,041	$23,659	$205,314	$(195,330)
Depreciation and amortization	35,762	31,172	107,321	74,432
Interest expense	8,433	13,191	27,763	70,787
Income tax expense	20,264	4,032	79,291	22,855
EBITDA	118,500	72,054	419,689	(27,256)
Loss on disposal of assets and costs from exit and disposal activities	980	1,755	3,254	4,466
ESOP and stock-based compensation expense	18,325	11,283	45,413	27,365
ESOP special dividend compensation	-	-	-	246,752
Transaction costs	54	1,814	1,428	22,649
Inventory step up related to Infiltrator Water Technologies acquisition	-	2,107	-	7,880
Strategic growth and operational improvement initiatives	573	1,735	2,689	4,631
COVID-19 related expenses (a)	-	-	806	-
Other adjustments(b)	431	566	(872)	3,287
Adjusted EBITDA	$138,863	$91,314	$472,407	$289,774
(a)	Includes expenses directly related to our response to the COVID-19 pandemic, including adjustments to our pandemic pay program and expenses associated with our 3rd party crisis management vendor.
(b)

Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense. The other adjustments in fiscal 2020 also includes expenses related to the ADS Mexicana’s investigation.

Reconciliation of Segment Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(Amounts in thousands)	2020	2019	2020	2019
Legacy ADS Adjusted EBITDA
Pipe Adjusted Gross Profit	$78,651	$61,025	$269,746	$192,764
International Adjusted Gross Profit	12,986	9,066	38,976	29,134
Allied Products & Other Adjusted Gross Profit	55,158	42,818	176,006	157,626
Unallocated corporate and selling expenses	(48,726)	(47,257)	(141,819)	(139,489)
Legacy ADS Adjusted EBITDA	98,069	65,652	342,909	240,035
Legacy Infiltrator Water Technologies Adjusted EBITDA
Infiltrator Water Technologies	48,518	34,735	149,551	64,879
Unallocated corporate and selling expenses	(6,994)	(8,192)	(19,525)	(13,281)
Legacy Infiltrator Water Technologies Adjusted EBITDA	$41,524	$26,543	$130,026	$51,598
Intersegment Eliminations	(730)	(881)	(528)	(1,859)
Consolidated Adjusted EBITDA	$138,863	$91,314	$472,407	$289,774

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2020	2019
Net cash flow from operating activities	$448,776	$296,318
Capital expenditures	(57,675)	(46,293)
Free cash flow	$391,101	$250,025